Exhibit 99.(e)(2)(a)

CONFIDENTIAL

AMENDMENT 6

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of [ ], 2025 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust, dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	abrdn ETFs abrdn Funds

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedules A and C, as well as the general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Distributors, Inc.		abrdn ETFs

By:		By:

Name:	Steve Kyllo	Name:

Title:	SVP & Director	Title:

abrdn Funds

By:

Name:

Title:

Schedule A to this Amendment

Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	Appendix A to Exhibit 1 entitled “List of Funds” is deleted and replaced with the Appendix A entitled “List of Funds” in Schedule C attached hereto.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

Schedule C to this Amendment

APPENDIX A

LIST OF FUNDS

abrdn ETFs

abrdn Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF

abrdn Bloomberg All Commodity Strategy K-1 Free ETF

abrdn Bloomberg Industrial Metals Strategy K-1 Free ETF

abrdn Funds

abrdn Focused U.S. Small Cap Active ETF

abrdn Emerging Markets Dividend Active ETF

abrdn Focused Emerging Markets ex-China Active ETF

abrdn International Small Cap Active ETF

abrdn Ultra Short Municipal Income Active ETF

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